CLECO SECURITIZATION I LLC	EXHIBIT 35.1

Servicer Compliance Statement

The undersigned hereby certifies that he is the duly elected and acting Treasurer of Cleco Power LLC, as servicer (the “Servicer”), under the Storm Recovery Property Servicing Agreement dated as of June 22, 2022 (the “Servicing Agreement”) between the Servicer and Cleco Securitization I LLC, as the issuing entity, and further that:
1.A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2022 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and
2.To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2022, except as set forth in Annex A hereto.
Executed as of this 27th day of March, 2023.

CLECO POWER LLC, as servicer

/s/ Vincent M. Sipowicz
Vincent M. Sipowicz Treasurer

ANNEX A
to Servicer Compliance Statement

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the twelve months ended December 31, 2022:

Nature of Default	Status
None